UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

DTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5220 Las Virgenes Road Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

(818) 436-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 26, 2015, DTS, Inc. (the “Company”) received a notification letter from The NASDAQ Stock Market (“NASDAQ”) indicating that the Company no longer complies with the Audit Committee or Compensation Committee composition requirement as set forth in Listing Rules 5605(c)(2) and 5605(d)(2), respectively.  Such rule requires that the Audit Committee of the Company have a minimum of three members and the Compensation Committee of the Company have a minimum of two members.  As previously reported, on February 8, 2015, Bradford D. Duea resigned from the Board of Directors of the Company, as well as its Audit Committee and Compensation Committee.  The issuance of the letter has no immediate effect on the listing of the Company’s common stock. In order to maintain its listing, the Company must submit a plan of compliance to NASDAQ addressing how it intends to regain compliance with Rules 5605(c)(2) and 5605(d)(2).

Prior to Mr. Duea’s resignation, at a meeting held on May 15, 2014, the Board appointed David Habiger to serve on the Compensation Committee.  Following Mr. Duea’s resignation, the Compensation Committee consisted of, and currently consists of, two members, including David Habiger (Chair) and Craig Andrews, each of whom the Board has determined to be independent directors as defined in Listing Rule 5605(a)(2).  Following Mr. Duea’s resignation, at a meeting held on February 12, 2015, the Board appointed Gregory Ballard to serve on the Audit Committee.  The Audit Committee currently consists of three members, including V. Sue Molina (Chair), Gregory Ballard and David Habiger, each of whom the Board has determined to be independent directors as defined in Listing Rule 5605(a)(2).  The Company believes that its current Audit Committee and Compensation Committee composition is in compliance with Rules 5605(c) and 5605(d), respectively.  The Company is taking the steps required by NASDAQ to confirm it has regained compliance with the Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: February 27, 2015
	By:	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance
and Chief Financial Officer
(principal financial and
accounting officer)